News from Xerox Holdings Corporation

For Immediate Release
Xerox Holdings Corporation
201 Merritt 7
Norwalk, CT 06851-1056
tel+1-203-968-3000

Xerox Exceeds Q4 EPS Guidance, Delivers Strong Cash Flow and Operating Margin

Announces 2020 guidance consistent with three-year plan, including further EPS expansion and revenue trend improvement

2019 Full-Year Financial Highlights:

•	GAAP earnings per share (EPS) from continuing operations of $2.78, up $1.62 year-over-year (YOY); adjusted EPS from continuing operations of $3.55, up $0.67 YOY.

•	Adjusted operating margin of 13.1 percent, up 180 basis points YOY.

•	$1.24 billion of operating cash flow from continuing operations, up $162 million YOY; $1.18 billion of free cash flow, up $187 million YOY.

•	$9.07 billion of revenue, a decrease of 6.2 percent in actual currency YOY or 4.7 percent in constant currency YOY.

•	Achieved gross savings of $640 million under Project Own It, Xerox’s enterprise-wide initiative to simplify operations, drive continuous improvement and free up capital to reinvest in the business.

•	Returned 72 percent of free cash flow to shareholders.

NORWALK, Conn., Jan. 28, 2020 - Xerox Holdings Corporation (NYSE: XRX) announced its fourth-quarter and full-year 2019 financial results and 2020 guidance.

“We are delivering on our three-year plan. We grew earnings per share, increased cash flow and expanded adjusted operating margin for the full year, and we improved our revenue trajectory in the second half of the year as our investments in the business gained traction,” said Xerox Vice Chairman and CEO John Visentin. “We accomplished this while returning more than 70 percent of free cash flow to shareholders, paying down approximately $950 million in debt and increasing investments in our innovation areas. We are well-positioned to carry this momentum into 2020 and lead the way for long-overdue industry consolidation.”

Fourth-Quarter Key Financial Results - Continuing Operations:

(in millions, except per share data)	Q4 2019	Q4 2018	B/(W) YOY	% Change YOY
Revenue	$2,444	$2,498	$(54)	(2.2)% AC (1.6)% CC1
Gross Margin	41.6%	40.0%	160 bps
RD&E %	3.8%	3.8%	—
SAG %	20.9%	22.1%	120 bps
Pre-Tax Income	$336	$124	$212	171.0%
Pre-Tax Income Margin	13.7%	5.0%
Operating Income - Adjusted[1]	$411	$352	$59	16.8%
Operating Margin - Adjusted[1]	16.8%	14.1%	270 bps
GAAP EPS	$1.17	$0.37	$0.80	216.2%
EPS - Adjusted[1]	$1.33	$0.94	$0.39	41.5%

Full-Year Key Financial Results - Continuing Operations:

(in millions, except per share data)	2019	2018	B/(W) YOY	% Change YOY
Revenue	$9,066	$9,662	$(596)	(6.2)% AC (4.7)% CC1
Gross Margin	40.3%	40.0%	30 bps
RD&E %	4.1%	4.1%	0
SAG %	23.0%	24.6%	160 bps
Pre-Tax Income	$822	$549	$273	49.7%
Pre-Tax Income Margin	9.1%	5.7%
Operating Income - Adjusted[1]	$1,192	$1,093	$99	9.1%
Operating Margin - Adjusted[1]	13.1%	11.3%	180 bps
GAAP EPS	$2.78	$1.16	$1.62	139.7%
EPS - Adjusted1	$3.55	$2.88	$0.67	23.3%

(1) Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Fourth-quarter and full-year 2019 results include the benefit from $77 million of revenue associated with an OEM license agreement with Fuji Xerox received as part of a series of transactions with FUJIFILM Holdings Corporation (FUJIFILM). This benefit was included in Xerox’s updated 2019 guidance measures filed with the U.S. Securities and Exchange Commission on Form 8-K on December 3, 2019 that reflected adjustments resulting from the transactions with FUJIFILM.

Full-Year Key Business Highlights:

•
Implemented a new supply chain and supplier strategy, which included expanding Xerox’s relationship with HP and favorably structuring terms with FUJIFILM that monetized the company’s investment in Fuji Xerox at over 20 times 2019 expected aggregate cash flow.

•
Expanded Xerox’s services portfolio with the launch of Intelligent Workplace Services; IT Services for the small and mid-size business market in the U.S.; and vertical services targeting healthcare, retail, insurance, and the public sector.

•	Invested in several industry firsts within Xerox’s core technology business such as the Iridesse® Production Press, Baltoro™ HF Inkjet Press and Adaptive CMYK Plus Technology.

•	Made progress on our three-year innovation roadmap with products for 3D printing and AI Workflow Assistants becoming commercially available in 2020 and monetizing innovations through partners.

•
Added and renewed several Fortune 500 and public sector clients such as Morgan Stanley, Office Depot, Generali, BAE Systems, the Commonwealth of Massachusetts, the Texas Department of Information Resources and the California Department of State Hospitals.

2020 Guidance:
The company expects continued progress on its strategic initiatives, as projected in its 2020 financial guidance:

•	Revenue decline of approximately 4 percent at constant currency, excluding revenue from the $77 million OEM license in 2019.[2]

•	Adjusted operating margin of approximately 13 percent.

•	GAAP EPS from continuing operations in the range of $2.80 to $2.90.

•	Adjusted EPS in the range of $3.60 to $3.70.

•	Operating cash flow from continuing operations of approximately $1.3 billion and free cash flow of approximately $1.2 billion.

•	Company expects at least $300 million of share repurchases and return of at least 50 percent of annual free cash flow to shareholders in 2020.

(2) Revenue decline of approximately 4.9 percent including the $77 million OEM License in 2019.

About Xerox
Xerox Holdings Corporation (NYSE: XRX) makes every day work better. We are a workplace technology company building and integrating software and hardware for enterprises large and small. As customers seek to manage information across digital and physical platforms, Xerox delivers a seamless, secure and sustainable experience. Whether inventing the copier, the ethernet, the laser printer or more, Xerox has long defined the modern work experience. Learn how that innovation continues at xerox.com.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures for the Fourth Quarter and Full-Year 2019 and Full-Year 2020 guidance:

•
Adjusted EPS, which excludes restructuring and related costs, the amortization of intangible assets, non-service retirement-related costs, transaction and related costs, net and other discrete adjustments from GAAP-EPS from continuing operations.

•	Adjusted operating margin and income, which exclude the EPS adjustments noted above as well as the remainder of other expenses, net from pre-tax margin and income.

•	Constant currency (CC) revenue change, which excludes the effects of currency translation.

•	Free cash flow, which is cash flow from continuing operations less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; the shared services arrangements entered into by us as part of Project Own It; the ultimate outcome of any possible transaction between Xerox Holdings Corporation (“Xerox”) and HP Inc. (“HP”), including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any definitive agreement will be materially different from those proposed; uncertainties as to whether HP will cooperate with Xerox regarding the proposed transaction; the ultimate result should Xerox determine to commence a proxy contest for election of directors to HP’s board of directors; Xerox’s ability to consummate the proposed transaction with HP; the conditions to the completion of the proposed transaction, including the receipt of any required shareholder approvals and any required regulatory a pprovals; Xerox’s ability to finance the proposed transaction with HP; Xerox’s indebtedness, including the substantial indebtedness Xerox expects to incur in connection with the proposed transaction with HP and the need to generate sufficient cash flows to service and repay such debt; the possibility that Xerox may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate HP’s operations with those of Xerox; that such integration may be more difficult, time-consuming or costly than expected; that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the proposed transaction or the public announcement of the proposed transaction; the retention of certain key employees may be difficult; and general economic conditions that are less favorable than expected. Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Corporation's 2018 Annual Report on Form 10-K, as well as in Xerox Corporation's and Xerox Holdings Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contact:
Caroline Gransee-Linsey, Xerox, +1-203-849-2359, Caroline.Gransee-Linsey@xerox.com

Investor Contact:
Ann Pettrone, Xerox, +1-203-849-2590, Ann.Pettrone@xerox.com

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Xerox®, Iridesse®, and Baltoro™ are trademarks of Xerox in the United States and/or other countries.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per-share data)	2019	2018	2019	2018
Revenues
Sales(1)	$919	$958	$3,227	$3,454
Services, maintenance and rentals(1)	1,465	1,476	5,595	5,940
Financing	60	64	244	268
Total Revenues	2,444	2,498	9,066	9,662
Costs and Expenses
Cost of sales(1)	605	613	2,097	2,188
Cost of services, maintenance and rentals(1)	790	855	3,188	3,473
Cost of financing	33	32	131	132
Research, development and engineering expenses	93	94	373	397
Selling, administrative and general expenses	512	552	2,085	2,379
Restructuring and related costs	53	67	229	157
Amortization of intangible assets	10	12	45	48
Transaction and related costs, net	4	5	12	68
Other expenses, net	8	144	84	271
Total Costs and Expenses	2,108	2,374	8,244	9,113
Income before Income Taxes & Equity Income(2)	336	124	822	549
Income tax expense	73	34	179	247
Equity in net income of unconsolidated affiliates	3	2	8	8
Income from Continuing Operations	266	92	651	310
Income from discontinued operations, net of tax	553	49	710	64
Net Income	819	141	1,361	374
Less: Income from continuing operations attributable to noncontrolling interests	—	1	3	4
Less: Income from discontinued operations attributable to noncontrolling interests	1	3	5	9
Net Income Attributable to Xerox Holdings	$818	$137	$1,353	$361

Amounts Attributable to Xerox Holdings:
Income from continuing operations	$266	$91	$648	$306
Income from discontinued operations	552	46	705	55
Net Income Attributable to Xerox Holdings	$818	$137	$1,353	$361

Basic Earnings per Share:
Continuing operations	$1.22	$0.37	$2.86	$1.17
Discontinued operations	2.56	0.19	3.17	0.23
Basic Earnings per Share	$3.78	$0.56	$6.03	$1.40

Diluted Earnings per Share:
Continuing operations	$1.17	$0.37	$2.78	$1.16
Discontinued operations	2.44	0.19	3.02	0.22
Diluted Earnings per Share	$3.61	$0.56	$5.80	$1.38
___________________________
(1) Certain prior year amounts have been conformed to the current year presentation. See Appendix III for this change in presentation.
(2) Referred to as “Pre-Tax Income” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
Net income	$819	$141	$1,361	$374
Less: Net income attributable to noncontrolling interests(1)	1	4	8	13
Net Income Attributable to Xerox Holdings	818	137	1,353	361

Other Comprehensive Income (Loss), Net
Translation adjustments, net	184	(83)	62	(242)
Unrealized (losses) gains, net	(9)	11	(6)	16
Changes in defined benefit plans, net	37	218	(1)	409
Other Comprehensive Income, Net	212	146	55	183
Less: Other comprehensive loss, net attributable to noncontrolling interests(1)	(1)	—	—	—
Other Comprehensive Income, Net Attributable to Xerox Holdings	213	146	55	183

Comprehensive Income, Net	1,031	287	1,416	557
Less: Comprehensive income from continuing operations, net attributable to noncontrolling interests(1)	—	4	8	13
Comprehensive Income, Net Attributable to Xerox Holdings	$1,031	$283	$1,408	$544
___________________________
(1) Includes continuing and discontinued operations.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$2,740	$1,081
Accounts receivable, net	1,236	1,270
Billed portion of finance receivables, net	111	105
Finance receivables, net	1,158	1,218
Inventories	694	829
Assets of discontinued operations	—	19
Other current assets	201	191
Total current assets	6,140	4,713
Finance receivables due after one year, net	2,082	2,149
Equipment on operating leases, net	364	442
Land, buildings and equipment, net	426	498
Intangible assets, net	199	220
Goodwill	3,900	3,858
Deferred tax assets	596	740
Assets of discontinued operations	—	1,352
Other long-term assets	1,349	902
Total Assets	$15,056	$14,874
Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,049	$961
Accounts payable	1,053	1,073
Accrued compensation and benefits costs	349	348
Liabilities of discontinued operations	—	21
Accrued expenses and other current liabilities	984	848
Total current liabilities	3,435	3,251
Long-term debt	3,233	4,269
Pension and other benefit liabilities	1,707	1,482
Post-retirement medical benefits	352	350
Other long-term liabilities	512	269
Total Liabilities	9,239	9,621

Convertible Preferred Stock	214	214

Common stock	215	232
Additional paid-in capital	2,782	3,321
Treasury stock, at cost	(76)	(55)
Retained earnings	6,312	5,072
Accumulated other comprehensive loss	(3,637)	(3,565)
Xerox Holdings shareholders’ equity	5,596	5,005
Noncontrolling interests	7	34
Total Equity	5,603	5,039
Total Liabilities and Equity	$15,056	$14,874

Shares of common stock issued	214,621	231,690
Treasury stock	(2,031)	(2,067)
Shares of Common Stock Outstanding	212,590	229,623

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
Cash Flows from Operating Activities
Net Income	$819	$141	$1,361	$374
Income from discontinued operations, net of tax	(553)	(49)	(710)	(64)
Income from continuing operations	266	92	651	310
Adjustments required to reconcile Net income to Cash flows from operating activities
Depreciation and amortization	98	128	430	526
Provisions	15	14	73	70
Net gain on sales of businesses and assets	(1)	—	(21)	(35)
Stock-based compensation	9	13	50	57
Restructuring and asset impairment charges	47	66	127	156
Payments for restructurings	(22)	(39)	(93)	(169)
Defined benefit pension cost	20	86	109	175
Contributions to defined benefit pension plans	(34)	(33)	(141)	(144)
(Increase) decrease in accounts receivable and billed portion of finance receivables	(50)	(8)	10	31
Decrease in inventories	78	126	109	17
Increase in equipment on operating leases	(40)	(66)	(153)	(248)
(Increase) decrease in finance receivables	(23)	(15)	101	166
(Increase) decrease in other current and long-term assets	(15)	12	(14)	29
(Decrease) increase in accounts payable	(23)	(27)	(47)	1
Increase (decrease) in accrued compensation	5	(15)	(94)	(111)
Increase in other current and long-term liabilities	21	40	40	52
Net change in income tax assets and liabilities	60	11	90	176
Net change in derivative assets and liabilities	(4)	(12)	11	(14)
Other operating, net	(9)	11	6	37
Net cash provided by operating activities of continuing operations	398	384	1,244	1,082
Net cash provided by operating activities of discontinued operations	40	31	89	58
Net cash provided by operating activities	438	415	1,333	1,140
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(17)	(17)	(65)	(90)
Proceeds from sales of businesses and assets	—	27	21	59
Acquisitions, net of cash acquired	—	—	(42)	—
Other investing, net	—	1	1	2
Net cash (used in) provided by investing activities of continuing operations	(17)	11	(85)	(29)
Net cash provided by investing activities of discontinued operations	2,233	—	2,233	—
Net cash provided by (used in) investing activities	2,216	11	2,148	(29)
Cash Flows from Financing Activities
Net payments on debt	(551)	(1)	(950)	(307)
Dividends	(60)	(65)	(243)	(269)
Payments to acquire treasury stock, including fees	(232)	(416)	(600)	(700)
Other financing, net	(8)	(3)	(31)	(15)
Net cash used in financing activities of continuing operations	(851)	(485)	(1,824)	(1,291)
Net cash used in financing activities of discontinued operations	—	(1)	(10)	(10)
Net cash used in financing activities	(851)	(486)	(1,834)	(1,301)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	13	(10)	—	(30)
Increase (decrease) in cash, cash equivalents and restricted cash	1,816	(70)	1,647	(220)
Cash, cash equivalents and restricted cash at beginning of period	979	1,218	1,148	1,368
Cash, Cash Equivalents and Restricted Cash at End of Period(1)	$2,795	$1,148	$2,795	$1,148

____________________________
(1) Balance at December 31, 2018 includes $3 million associated with discontinued operations.

Sales of Ownership Interests in Fuji Xerox Co., Ltd. and Xerox International Partners
In November 2019, Xerox Holdings completed a series of transactions to restructure its relationship with FUJIFILM Holdings Corporation (“FH”), including the sale of its indirect 25% equity interest in Fuji Xerox ("FX") for approximately $2.2 billion as well as the sale of its indirect 51% partnership interest in Xerox International Partners (XIP) for approximately $23 million (collectively the “Sales”).
As a result of the Sales and the related strategic shift in our business, the historical financial results of our equity method investment in FX and our XIP business, which was fully consolidated, are reflected as a discontinued operation for the periods prior to the Sales, and their impact is excluded from continuing operations for all periods presented.
The transactions with FH also included an OEM license agreement by and between FX and Xerox, granting FX the right to use specific Xerox Intellectual Property (IP) in providing certain named original equipment manufacturers (OEM’s) with products (such as printer engines) in exchange for an upfront license fee of $77 million. The license fee is recorded within other revenues. In addition, arrangements with FX whereby we purchase inventory from and sell inventory to FX, will continue post the Sales and, as a result of our Technology Agreement with Fuji Xerox which remains in effect through March 2021, we will continue to receive royalty payments for FX’s use of our Xerox brand trademark, as well as rights to access our patent portfolio in exchange for access to their patent portfolio.
See the “Discontinued Operations” section for additional information. The $77 million ($58 million after-tax) OEM license had the following impact on our financial results for the Fourth Quarter 2019 and Full Year 2019:

(in millions, except per share amounts)	Three Months Ended December 31, 2019			Year Ended December 31, 2019
Financial Results from Continuing Operations	As Reported	OEM License Impact	As Reported Excluding OEM License Impact	As Reported	OEM License Impact	As Reported Excluding OEM License Impact
Revenue	(2.2)%	3.1%	(5.2)%	(6.2)%	0.8%	(7.0)%
Revenue - CC (1)	(1.6)%	3.1%	(4.7)%	(4.7)%	0.8%	(5.5)%

Gross Margin	41.6%	1.9%	39.7%	40.3%	0.6%	39.7%
Adjusted Operating Margin(1)	16.8%	2.7%	14.1%	13.1%	0.7%	12.4%

EPS - GAAP	$1.17	$0.25	$0.92	$2.78	$0.25	$2.53
EPS - Adjusted(1)	$1.33	$0.25	$1.08	$3.55	$0.25	$3.30
Operating Cash Flow (2)	$398	$58	$340	$1,244	$58	$1,186
______________________
CC - Constant Currency.
(1) Adjusted measures and CC: see the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measures.
(2) Free cash flow likewise impacted by $58 million from OEM license.

Revenues

	Three Months Ended December 31,				% of Total Revenue
(in millions)	2019	2018	% Change	CC % Change	2019	2018
Equipment sales	$616	$629	(2.1)%	(1.5)%	25%	25%
Post sale revenue	1,828	1,869	(2.2)%	(1.7)%	75%	75%
Total Revenue	$2,444	$2,498	(2.2)%	(1.6)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales(1)	$919	$958	(4.1)%	(3.5)%
Less: Supplies, paper and other sales(1)	(303)	(329)	(7.9)%	(7.3)%
Equipment Sales	$616	$629	(2.1)%	(1.5)%

Services, maintenance and rentals(1)	$1,465	$1,476	(0.7)%	(0.2)%
Add: Supplies, paper and other sales(1)	303	329	(7.9)%	(7.3)%
Add: Financing	60	64	(6.3)%	(5.9)%
Post Sale Revenue	$1,828	$1,869	(2.2)%	(1.7)%

Americas	$1,562	$1,617	(3.4)%	(3.3)%	64%	65%
EMEA	756	830	(8.9)%	(7.4)%	31%	33%
Other	126	51	nm	nm	5%	2%
Total Revenue(2)	$2,444	$2,498	(2.2)%	(1.6)%	100%	100%

Memo:
Xerox Services(3)	$870	$917	(5.1)%	(4.5)%	36%	37%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

(1)	Certain prior year amounts have been conformed to the current year presentation. See Appendix III for this change in presentation.

(2)	Refer to Appendix II for our Geographic Sales Channels and Products and Offerings Definitions.

(3)
Excluding equipment revenue, Xerox Services was $751 million and $786 million in the fourth quarter 2019 and 2018, respectively, representing a decrease of 4.5% including a 0.7-percentage point unfavorable impact from currency.

Fourth quarter 2019 total revenue decreased 2.2% as compared to fourth quarter 2018, including a 0.6-percentage point unfavorable impact from currency, and an approximate 3.1-percentage point favorable impact from a fee of $77 million received in exchange for an OEM license of certain intellectual property to Fuji Xerox. See the “Sales of Ownership Interests in Fuji Xerox Co., Ltd. and Xerox International Partners” section for further details. Fourth quarter 2019 total revenue reflected the following:

•
Post sale revenue primarily reflects contracted services, equipment maintenance, supplies and financing. These revenues are associated not only with the population of devices in the field, which is affected by installs and removals, but also by the page volumes generated from the usage of such devices, and the revenue per printed page. Post sale revenue also includes transactional IT hardware sales and implementation services from our XBS organization. Post sale revenue decreased 2.2% as compared to fourth quarter 2018, including a 0.5-percentage point unfavorable impact from currency, and an approximate 4.1-percentage point favorable impact from the OEM license fee described above. The decline in post sale revenue reflected the following:

◦
Services, maintenance and rentals revenue includes rental and maintenance revenue (including bundled supplies) as well as the post sale component of the document services revenue from our Xerox Services offerings. These revenues decreased 0.7% as compared to fourth quarter 2018, including a 0.5-percentage point unfavorable impact from currency and an approximate 5.2-percentage point favorable impact from the OEM license fee described above. The decline at constant currency[1] reflected the continuing trends of lower page volumes (including a higher mix of lower average-page-volume products), an ongoing competitive price environment, and a lower population of devices, which are partially associated with continued lower Enterprise signings and lower installs in prior and current periods.

◦	Supplies, paper and other sales includes unbundled supplies and other sales. These revenues decreased 7.9% as compared to fourth quarter 2018, including a 0.6-percentage point unfavorable impact from currency and reflected the timing impact of prior year transactional IT sales from our XBS organization along with lower paper sales from developing markets (primarily from the Latin America region), as well as the impact of lower supplies revenues primarily associated with lower page volume trends.

◦
Financing revenue is generated from financed equipment sale transactions. The 6.3% decline in these revenues reflected a continued decline in the finance receivables balance due to lower equipment sales in prior periods and included a 0.4-percentage point unfavorable impact from currency.

	Three Months Ended December 31,				% of Equipment Sales
(in millions)	2019	2018	% Change	CC % Change	2019	2018
Entry	$63	$66	(4.5)%	(4.2)%	10%	11%
Mid-range	408	418	(2.4)%	(2.0)%	66%	66%
High-end	139	137	1.5%	1.9%	23%	22%
Other	6	8	(25.0)%	(25.0)%	1%	1%
Equipment Sales	$616	$629	(2.1)%	(1.5)%	100%	100%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

•
Equipment sales revenue decreased 2.1% as compared to fourth quarter 2018, including a 0.6-percentage point unfavorable impact from currency as well as the impact of price declines of approximately 5%. The decline at constant currency[1] was primarily driven by lower sales of our office-centric devices (entry and mid-range products) partially offset by higher sales of our production-centric systems (high-end) as well as the benefit of targeted price actions. The decline at constant currency[1] reflected the following:

◦	Entry - The decrease was primarily due to lower sales of devices from developing market regions in the Americas, as well as lower sales through our indirect channels in EMEA and the U.S.

◦
Mid-range - The decrease was driven by lower sales from EMEA, reflecting in part continued weakness and delayed decisions associated with uncertainty in the economic environment, partially offset by higher sales from our Americas region, primarily related to our U.S. Enterprise organization which had higher activity from light-production devices associated with the recent launch of PrimeLink (an entry-level production printer) and the benefit of a large account refresh cycle. The decrease was also impacted by lower sales from our U.S. indirect channels and from our XBS sales organization, which continued to recover from the impact of organizational changes earlier in the year that were part of our Project Own It transformation actions (including the transitioning of accounts to implement coverage changes, consolidation of real estate locations and the reduction of management layers).

◦
High-end - The increase reflected primarily global demand for our newly-launched Baltoro inkjet press, and higher sales from new business and trade-ins of our Iridesse and iGen laser color systems in the U.S., partially offset by lower sales of Versant, our lower-end production systems. The increase also benefited from higher sales of black-and-white systems in the U.S. as a result of the timing of our customers' renewal cycles.

Total Installs
Installs reflect new placement of devices only (i.e., measure does not take into account removal of devices which may occur as a result of contract renewals or cancellations). Revenue associated with equipment installations may be reflected up-front in Equipment sales or over time either through rental income or as part of our Xerox Services revenues (which are both reported within our post sale revenues), depending on the terms and conditions of our agreements with customers. Installs include activity from Xerox Services and Xerox-branded products shipped to our XBS sales unit. Detail by product group (see Appendix II) is shown below:

Entry

•	2% decrease in color multifunction devices reflecting lower installs of ConnectKey devices primarily from EMEA, partially offset by higher installs from our indirect channels in the U.S.

•	9% decrease in black-and-white multifunction devices reflecting lower activity primarily from our indirect channels in the U.S. and from developing regions in the Americas.

Mid-Range2

•
8% decrease in mid-range color installs primarily reflecting lower installs of multifunction color devices partially offset by higher installs of light-production devices that sit at the higher end of the portfolio range.

•	19% decrease in mid-range black-and-white reflecting in part global market trends.
High-End2

•
12% decrease in high-end color installs reflecting lower installs of our lower-end Versant production systems, partially offset by global demand for our newly-launched Baltoro inkjet press, and higher installs of our Iridesse color systems in the U.S.

•	8% increase in high-end black-and-white systems as a result of higher sales in the U.S. associated with the timing of our customers' renewal cycles which offset declining market trends.

___________________________

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)
Mid-range and High-end color installations exclude Fuji Xerox digital front-end sales; including Fuji Xerox digital front-end sales, Mid-range color devices decreased 9%, and High-end color systems decreased 11%.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended December 31,
(in millions)	2019	2018	B/(W)
Gross Profit	$1,016	$998	$18
RD&E	93	94	1
SAG	512	552	40

Equipment Gross Margin	32.0%	33.2%	(1.2)	pts.
Post sale Gross Margin	44.8%	42.2%	2.6	pts.
Total Gross Margin	41.6%	40.0%	1.6	pts.
RD&E as a % of Revenue	3.8%	3.8%	—	pts.
SAG as a % of Revenue	20.9%	22.1%	1.2	pts

Pre-tax Income	$336	$124	$212
Pre-tax Income Margin	13.7%	5.0%	8.7	pts.

Adjusted(1) Operating Profit	$411	$352	$59
Adjusted(1) Operating Margin	16.8%	14.1%	2.7	pts.
____________________________
(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
Pre-tax Income Margin
Fourth quarter 2019 pre-tax income margin of 13.7% increased 8.7-percentage points as compared to fourth quarter 2018. The increase reflected lower Other expenses, net, as well as an approximate 2.8-percentage point favorable impact from the $77 million OEM license fee described above, and lower operating expenses which offset the adverse impact of lower revenues.
Adjusted1 Operating Margin
Fourth quarter 2019 adjusted1 operating margin of 16.8% increased by 2.7-percentage points as compared to fourth quarter 2018 primarily reflecting an approximate 2.7-percentage point favorable impact from the OEM license fee described above. The increase also reflected the impact of cost and expense reductions associated with our Project Own It transformation actions, offset by the impact of lower revenues and an approximate 0.3-percentage point unfavorable impact from transaction currency.
____________________________
(1) Refer to the Operating Income and Margin reconciliation table in the “Non-GAAP Financial Measures” section.
Gross Margin
Fourth quarter 2019 gross margin of 41.6% increased by 1.6-percentage points compared to fourth quarter 2018, reflecting an approximate 1.9-percentage point favorable impact from the OEM license fee described above, as well as the benefits from our Project Own It transformation actions which offset the impact of lower revenues as well as an approximate 0.3-percentage point unfavorable impact from transaction currency and an approximate 0.4-percentage point unfavorable impact from incremental tariff costs.
Fourth quarter 2019 equipment gross margin of 32.0% decreased by 1.2-percentage points as compared to fourth quarter 2018, reflecting an approximate 1.2-percentage point unfavorable impact from incremental tariff costs. The favorable mix of sales of high-end devices, and cost productivity offset the impact of lower revenues and selective price actions and an approximate 0.7-percentage point unfavorable impact from transaction currency.
Fourth quarter 2019 post sale gross margin of 44.8% increased by 2.6-percentage points as compared to fourth quarter 2018, including an approximate 2.4-percentage point favorable impact from the OEM license fee described above, as well as productivity and restructuring savings associated with our Project Own It transformation actions, which entirely offset the impact of lower revenues, including lower pricing on contract renewals, and an approximate 0.2-percentage point unfavorable impact from transaction currency.

Gross margins are expected to continue to be negatively impacted in future periods as a result of an increase in the cost of our imported products due to higher import tariffs. We are taking actions to mitigate the impact of these tariffs, such as raising prices on certain products, however, we currently estimate an approximately $35 million cost impact from these higher tariffs in 2020.
Research, Development and Engineering Expenses (RD&E)
Fourth quarter 2019 RD&E as a percentage of revenue of 3.8% was flat as compared to fourth quarter 2018, primarily due to lower expenses offset by the impact of revenues declines.
RD&E of $93 million decreased $1 million as compared to fourth quarter 2018.
Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 20.9% decreased by 1.2-percentage points as compared to fourth quarter 2018, primarily reflecting the benefit from productivity and restructuring associated with our Project Own It transformation actions which offset the impact from lower revenues.
SAG of $512 million decreased by $40 million as compared to fourth quarter 2018, reflecting productivity and restructuring savings associated with our Project Own It transformation actions as well as the year-over-year benefit of $10 million of charges in the prior year related to the cancellation of certain IT projects, offset by higher performance incentive compensation as well as higher advertising investments primarily in indirect channel marketing. Bad debt expense of $8 million was $7 million higher compared to fourth quarter 2018 primarily due to an increased level of sales-type leases as a result of our adoption of ASC Topic 842 - Leases and associated changes in the collectibility assessment of certain leases as well as an increased mix of high-end equipment sales. On a trailing twelve-month basis (TTM), bad debt expense remained at less than one percent of total receivables.
Restructuring and Related Costs
During the second half of 2018, we started our Project Own It transformation initiative. The primary goal of this initiative is to improve productivity by driving end-to-end transformation of our processes and systems to create greater focus, speed, accountability and effectiveness and to reduce costs. We incurred restructuring and related costs of $53 million for the fourth quarter 2019 primarily related to costs to implement initiatives under our business transformation projects including Project Own It. The following is a breakdown of those costs:

(in millions)	Three Months Ended December 31, 2019
Restructuring Severance (1)	$44
Asset Impairments (2)	13
Other contractual termination costs (3)	1
Net reversals (4)	(11)
Restructuring and asset impairment costs	47
Retention related severance/bonuses (5)	8
Contractual severance costs (6)	2
Consulting and other costs (7)	(4)
Total	$53
___________________

(1)	Reflects headcount reductions of approximately 550 employees worldwide.

(2)
Primarily related to the exit and abandonment of leased and owned facilities. The charge includes the accelerated write-off of $3 million for leased right-of-use asset balances and $10 million for owned asset balances upon exit from the facilities net of any potential sublease income and other recoveries.

(3)	Primarily include additional costs incurred upon the exit from our facilities including decommissioning costs and associated contractual termination costs.

(4)	Reflects net reversals for changes in estimated reserves from prior period initiatives as well as $4 million in favorable adjustments from the early termination of prior period impaired leases.

(5)	Includes retention related severance and bonuses for employees expected to continue working beyond their minimum notification period before termination.

(6)
Reflects severance and other related costs we are contractually required to pay on employees transferred (approximately 2,200 employees) as part of the shared service arrangement entered into with HCL Technologies.

(7)
Represents professional support services associated with our business transformation initiatives. The credit in the fourth quarter 2019 reflects adjustments of prior period estimated accruals for services.

Fourth quarter 2019 actions impacted several functional areas, with approximately 47% focused on gross margin improvements, approximately 47% focused on SAG reductions, and the remainder focused on RD&E optimization.

The implementation of our Project Own It initiatives as well as other business transformation initiatives is expected to continue to deliver significant cost savings in 2020. While many initiatives are underway and have yet to yield the full transformation benefits expected upon their completion, the changes implemented thus far have improved our cost structure and are beginning to yield longer term benefits. However, expected savings associated with these initiatives may be offset to some extent by business disruption during the implementation phase as well as investments in new processes and systems until the initiatives are fully implemented and stabilized.
Fourth quarter 2018 restructuring and related costs of $67 million included net restructuring and asset impairment charges of $66 million and $1 million of additional costs primarily related to professional support services associated with the business transformation initiatives.
Fourth quarter 2018 net restructuring and asset impairment charges of $66 million included $72 million of severance costs related to headcount of approximately 850 employees worldwide and $1 million of lease cancellation costs. These costs were partially offset by $7 million of net reversals for changes in estimated reserves from prior period initiatives. Fourth quarter 2018 actions impacted several functional areas, with approximately 15% focused on gross margin improvements, approximately 80% focused on SAG reductions, and the remainder focused on RD&E optimization.
The restructuring reserve balance as of December 31, 2019 for all programs was $70 million, which is expected to be paid over the next twelve months.
Transaction and Related Costs, Net
We incurred $4 million of Transaction and related costs, net during fourth quarter 2019 primarily related to legal costs associated with our announced proposal to acquire HP (see the “Proposed Transaction with HP” section for further details). These costs are expected to continue in future periods. This compares to $5 million of costs incurred during fourth quarter 2018, which were primarily associated with the terminated Fuji transaction.
Amortization of Intangible Assets
Fourth quarter 2019 Amortization of intangible assets of $10 million decreased by $2 million compared to fourth quarter 2018 as a result of the write-off of trade names in prior periods associated with our realignment and consolidation of certain XBS sales units as part of Project Own It transformation actions.

Worldwide Employment
Worldwide employment was approximately 27,000 as of December 31, 2019 and decreased by approximately 5,400 from December 31, 2018. The reduction resulted from net attrition (attrition net of gross hires), of which a large portion is not expected to be backfilled, as well as the impact of organizational changes including employees transferred as part of the shared services arrangement entered into with HCL Technologies earlier this year.
Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2019	2018
Non-financing interest expense	$24	$29
Non-service retirement-related costs	(3)	67
Interest income	(7)	(3)
Gains on sales of businesses and assets	(1)	—
Contract termination costs - IT services	(4)	43
Currency losses, net	1	3
Loss on sales of accounts receivable	1	1
All other expenses, net	(3)	4
Other expenses, net	$8	$144

Non-financing interest expense
Fourth quarter 2019 non-financing interest expense of $24 million was $5 million lower than fourth quarter 2018. When combined with financing interest expense (Cost of financing), total interest expense decreased by $4 million from fourth quarter 2018 primarily due to a lower debt balance.
Non-service retirement-related costs
Fourth quarter 2019 non-service retirement-related costs were $70 million lower than fourth quarter 2018, primarily driven by the favorable impact of a 2018 amendment to our U.S. Retiree Health Plan and lower losses from pension settlements in the U.S.
Interest income
Fourth quarter 2019 interest income was $4 million higher than fourth quarter 2018, primarily reflecting interest on a higher cash balance as a result of cash proceeds received from the Sales of our indirect 25% equity interest in Fuji Xerox (FX) and indirect 51% partnership interest in Xerox International Partners (XIP) completed on November 8, 2019. See the “Sales of Ownership Interests in Fuji Xerox Co., Ltd. and Xerox International Partners” section for further details.
Contract termination costs - IT services
Contract termination costs - IT services was a $4 million credit in fourth quarter 2019 ($12 million for the full year 2019) reflecting an adjustment to the $43 million penalty recorded in fourth quarter 2018, associated with the termination of an IT services arrangement.
Income Taxes
Fourth quarter 2019 effective tax rate was 21.7%. On an adjusted1 basis, fourth quarter 2019 effective tax rate was 25.0%. These rates were higher than the U.S. federal statutory tax rate of 21% primarily due to state taxes and the geographical mix of profits. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net as well as non-service retirement-related costs and other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
Fourth quarter 2018 effective tax rate was 27.4% and included a reduction of $6 million related to a change in the provisional estimated impact from the 2017 Tax Cuts Jobs Act (the "Tax Act"). On an adjusted1 basis, fourth quarter 2018 effective tax rate was 27.7%. This rate was higher than the U.S. federal statutory tax rate of 21% primarily due to state taxes and the geographical mix of profits. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net, non-service retirement-related costs as well as other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section, which include the impact of the Tax Act.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable.
______________

(1)	Refer to the Effective Tax Rate reconciliation table in the "Non-GAAP Financial Measures" section.

Net Income from Continuing Operations
Fourth quarter 2019 net income from continuing operations attributable to Xerox Holdings was $266 million, or $1.17 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox Holdings was $300 million, or $1.33 per diluted share. Fourth quarter 2019 adjustments to net income from continuing operations included Restructuring and related costs, Amortization of intangible assets, Transaction and related cost, net as well as non-service retirement-related costs and other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
Fourth quarter 2018 net income from continuing operations attributable to Xerox Holdings was $91 million, or $0.37 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox Holdings was $231 million, or $0.94 per diluted share. Fourth quarter 2018 adjustments to net income from continuing operations included Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net as well as non-service retirement-related costs and other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
___________

(1)	Refer to the "Non-GAAP Financial Measures" section for the calculation of adjusted EPS. The calculations of basic and diluted earnings per share are included as Appendix I.

Discontinued Operations
In November 2019, Xerox Holdings completed a series of transactions to restructure its relationship with FUJIFILM Holdings Corporation (“FH”), including the sale of its indirect 25% equity interest in Fuji Xerox ("FX") for approximately $2.2 billion as well as the sale of its indirect 51% partnership interest in Xerox International Partners ("XIP") for approximately $23 million (collectively the “Sales”).
The Sales resulted in a pre-tax gain of $629 million ($539 million after-tax), which was net of approximately $9 million of transaction costs and $8 million of allocated goodwill associated with our XIP business. The XIP allocated goodwill was based on the relative fair value of our XIP business, as evidenced by the sales price, as compared to the total estimated fair value of Xerox. No Goodwill was allocated for our investment in FX based on consideration of the guidance in ASC 350-20-40-2 and the fact that an equity investment is not considered a business in accordance with ASC 805-10-55, as it was not controlled by Xerox.

	Three Months Ended December 31,
(in millions)	2019	2018
Revenue	$6	$35

Income from operations(1)	$14	$52
Gain on disposal	629	—
Income before income taxes	643	52
Income tax expense	(90)	(3)
Income from discontinued operations, net of tax	$553	$49
Income from discontinued operations attributable to noncontrolling interests, net of tax	(1)	(3)
Income from discontinued operations, net of tax attributable to Xerox Holdings	$552	$46

	Year Ended December 31,
(in millions)	2019	2018
Revenue	$79	$168

Income from operations(1)	$176	$73
Gain on disposal	629	—
Income before income taxes	805	73
Income tax expense	(95)	(9)
Income from discontinued operations, net of tax	$710	$64
Income from discontinued operations attributable to noncontrolling interests, net of tax	(5)	(9)
Income from discontinued operations, net of tax attributable to Xerox Holdings	$705	$55
____________________________
(1) Includes equity income from FX of $15 million and $37 million for the Three Months Ended December 31, 2019 and 2018, respectively, and $147 million and $25 million for the Year Ended December 31, 2019 and 2018, respectively.

Capital Resources and Liquidity
The following summarizes our cash, cash equivalents and restricted cash:

	Three Months Ended December 31,
(in millions)	2019	2018	Change
Net cash provided by operating activities of continuing operations	$398	$384	$14
Net cash provided by operating activities of discontinued operations	40	31	9
Net cash provided by operating activities	438	415	23

Net cash (used in) provided by investing activities of continuing operations	(17)	11	(28)
Net cash provided by investing activities of discontinued operations	2,233	—	2,233
Net cash provided by investing activities	2,216	11	2,205

Net cash used in financing activities of continuing operations	(851)	(485)	(366)
Net cash used in financing activities of discontinued operations	—	(1)	1
Net cash used in financing activities	(851)	(486)	(365)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	13	(10)	23
Increase (decrease) in cash, cash equivalents and restricted cash	1,816	(70)	1,886
Cash, cash equivalents and restricted cash at beginning of period	979	1,218	(239)
Cash, Cash Equivalents and Restricted Cash at End of Period(1)	$2,795	$1,148	$1,647

____________________________
(1) Balance at December 31, 2018 includes $3 million associated with discontinued operations.
Cash Flows from Operating Activities
Net cash provided by operating activities from continuing operations was $398 million in fourth quarter 2019. The $14 million increase in operating cash from fourth quarter 2018 was primarily due to the following:

•	$58 million increase from after-tax impact of the OEM license agreement with FX.

•
$18 million net increase from finance assets reflecting $26 million increase from lower placements of equipment on operating leases partially offset by $8 million decrease from higher finance receivables.

•	$20 million increase from accrued compensation primarily related to lower compensation costs and year-over-year timing of payments.

•	$14 million increase from lower restructuring and related payments primarily due to timing of initiatives and associated payments.

•	$48 million decrease as a result of lower fourth quarter inventory reductions in 2019 as compared to the prior year primarily due to timing of purchases.

•	$42 million decrease from accounts receivable primarily due to the timing of collections.
Cash Flows from Investing Activities
Net cash used in investing activities of continuing operations was $17 million in fourth quarter 2019. The $28 million change from fourth quarter 2018 was primarily due to proceeds from the sale of buildings in Ireland in the prior year.
Cash Flows from Financing Activities
Net cash used in financing activities of continuing operations was $851 million in fourth quarter 2019. The $366 million increase in the use of cash from fourth quarter 2018 was primarily due to the following:

•	$550 million increase from net debt activity primarily due to payments of $554 million on maturing Senior Notes in fourth quarter 2019 compared to no payments in prior year.

•	$184 million decrease from lower share repurchases due to timing.

Adoption of New Leasing Standard
On January 1, 2019, we adopted ASU 2016-02, Leases (ASC Topic 842). This update, as well as additional amendments and targeted improvements issued in 2018 and early 2019, supersedes existing lease accounting guidance found under ASC 840, Leases (ASC 840) and requires the recognition of right-of-use (ROU) assets and lease obligations by lessees for those leases originally classified as operating leases under prior lease guidance.
Upon adoption, we applied the transition option, whereby prior comparative periods are not retrospectively presented in the Condensed Consolidated Financial Statements. Lessee accounting - the adoption of this update resulted in an increase to assets and related liabilities of approximately $385 million (approximately $440 million undiscounted) primarily related to leases of facilities. Lessor accounting - the adoption of this update resulted in an increase to equipment sales of approximately $10 million in fourth quarter 2019. The adoption of the new standard did not, nor is it expected to, have a material impact on our results of operations or cash flows.

Operating leases ROU assets, net and operating lease liabilities were reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	December 31, 2019
Other long-term assets	$319

Accrued expenses and other current liabilities	$87
Other long-term liabilities	260
Total Operating lease liabilities	$347
Cash, Cash Equivalents and Restricted Cash
Restricted cash primarily relates to escrow cash deposits made in Brazil associated with ongoing litigation. Various litigation matters in Brazil require us to make cash deposits to escrow as a condition of continuing the litigation. Restricted cash amounts are classified in our Condensed Consolidated Balance Sheets based on when the cash is expected to be contractually or judicially released.

(in millions)	December 31, 2019	December 31, 2018
Cash and cash equivalents	$2,740	$1,081
Restricted cash
Litigation deposits in Brazil	55	61
Other restricted cash	—	3
Total Restricted cash	55	64
Cash, cash equivalents and restricted cash	2,795	1,145
Cash, cash equivalents and restricted cash - discontinued operations	—	3
Cash, cash equivalents and restricted cash - total	$2,795	$1,148
Restricted cash was reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	December 31, 2019	December 31, 2018
Other current assets	$—	$1
Other long-term assets	55	63
Total Restricted cash	$55	$64

Debt and Customer Financing Activities
The following summarizes our debt:

(in millions)	December 31, 2019	December 31, 2018
Principal debt balance(1)	$4,313	$5,281
Net unamortized discount	(16)	(25)
Debt issuance costs	(17)	(25)
Fair value adjustments(2)
- terminated swaps	1	2
- current swaps	1	(3)
Total Debt	$4,282	$5,230
____________________________

(1)	There were no Notes Payable as of December 31, 2019 and December 31, 2018.

(2)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Finance Assets and Related Debt
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	December 31, 2019	December 31, 2018
Total finance receivables, net(1)	$3,351	$3,472
Equipment on operating leases, net	364	442
Total Finance Assets, net(2)	$3,715	$3,914
____________________________

(1)	Includes (i) Billed portion of finance receivables, net, (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	The change from December 31, 2018 includes an increase of $3 million due to currency.
Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	December 31, 2019	December 31, 2018
Finance receivables debt(1)	$2,932	$3,038
Equipment on operating leases debt	319	387
Financing debt	3,251	3,425
Core debt	1,031	1,805
Total Debt	$4,282	$5,230
____________________________

(1)	Finance receivables debt is the basis for our calculation of "Cost of financing" expense in the Condensed Consolidated Statements of Income.
Sales of Accounts Receivable
Accounts receivable sales arrangements may be utilized in the normal course of business as part of our cash and liquidity management. Accounts receivable sold are generally short-term trade receivables with payment due dates of less than 60 days.

Accounts receivable sales activities were as follows:

	Three Months Ended December 31,
(in millions)	2019	2018
Accounts receivable sales(1)	$128	$108
Loss on sales of accounts receivable	1	1
Estimated increase to operating cash flows(2)	67	36
____________________________

(1)
Customers may also enter into structured-payable arrangements that require us to sell our receivables from that customer to a third-party financial institution, which then makes payments to us to settle the customer's receivable. In these instances, we ensure the sale of the receivables are bankruptcy remote and the payment made to us is without recourse. The activity associated with these arrangements is not reflected in this disclosure as payments under these arrangements have not been material and these are customer directed arrangements.

(2)	Represents the difference between current and prior period accounts receivable sales adjusted for the effects of currency.

Corporate Reorganization
On March 6, 2019, the Xerox Board of Directors approved a reorganization (the “Reorganization”) of the Company's corporate structure into a holding company structure. The Reorganization was subject to the approval of shareholders, which was obtained at the annual shareholders meeting held May 21, 2019.
On July 31, 2019, the Reorganization was completed, pursuant to which Xerox (the predecessor publicly held parent company) became a direct, wholly-owned subsidiary of Xerox Holdings. The business operations, directors and executive officers of the Company did not change as a result of the Reorganization.
In this Reorganization, shareholders of Xerox became shareholders of Xerox Holdings on a one-for-one basis; maintaining the same number of shares and ownership percentage as held in Xerox immediately prior to the Reorganization. In addition, the individual holder of the shares of Xerox’s Series B Preferred Stock exchanged those shares for the same number of shares of Xerox Holdings Series A Preferred Stock. Each share of Xerox Holdings Series A Preferred Stock has the same designations, rights, powers and preferences, and the same qualifications, limitations and restrictions as the shares of Xerox Series B Preferred Stock, with the addition of certain voting rights. In connection with the Reorganization, Xerox Holdings assumed each of the Xerox stock plans, all unexercised and unexpired options to purchase Xerox common stock and each right to acquire or vest in a share of Xerox common stock, including restricted stock unit awards, performance share awards and deferred stock units that are outstanding under the Xerox stock plans. In addition, Xerox Holdings became a guarantor of Xerox’s existing Credit Facility.
The Reorganization was accounted for as a transaction among entities under common control and is expected to be a tax-free transaction for U.S. federal income tax purposes. Shares of Xerox Holdings common stock trade on the New York Stock Exchange under the ticker symbol “XRX”, formerly used by Xerox.
Shared Services Arrangement with HCL Technologies
In March 2019, as part of Project Own It, Xerox entered into a shared services arrangement with HCL Technologies ("HCL") pursuant to which we are transitioning certain global administrative and support functions, including, among others, selected information technology and finance functions (excluding accounting), from Xerox to HCL. This transition is expected to take up to 18 months. HCL is expected to make certain up-front and ongoing investments in software, tools and other technology to consolidate, optimize and automate the transferred functions with the goal of providing improved service levels and significant cost savings. The shared services arrangement with HCL includes a total aggregate spending commitment by us of approximately $1.3 billion over the next 7 years (includes approximately $100 million incurred in 2019). However, we can terminate the arrangement at any time at our discretion, subject to payment of termination fees that decline over the term, or for cause. The spending commitment excludes restructuring and related costs we are expected to incur in connection with the transition of the contemplated functions. See Restructuring and Related Costs within the Costs, Expenses and Other Income section. The transfer of employees associated with the HCL arrangement in certain countries was subject to compliance with works council and other employment regulatory requirements in those countries, which delayed the transfer as well as the expected savings from the arrangement.
During fourth quarter 2019, we incurred net charges of approximately $35 million associated with this arrangement, which only reflects the cost associated with the employees transferred to date. The cost has been allocated to the various functional expense lines in the Condensed Consolidated Income Statement based on an assessment of the nature and amount of the costs incurred for the various transferred functions prior to their transfer to HCL.
Proposed Transaction with HP
In November 2019, Xerox proposed a business combination transaction with HP Inc. (“HP”) in which HP shareholders would receive $17 per share in cash, and approximately 48% of the pro forma combined company (based on 0.137 Xerox share for each HP share). In January 2020, Xerox obtained $24 billion in financing commitments to support the proposed business combination transaction with HP.  HP has rejected the proposal and refused to engage in mutual due diligence or negotiations regarding the proposal. In January 2020, Xerox nominated a slate of directors to HP’s board to be voted on at HP’s 2020 annual meeting of stockholders. Xerox intends to continue to pursue the proposed business combination transaction.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; the shared services arrangements entered into by us as part of Project Own It; the ultimate outcome of any possible transaction between Xerox Holdings Corporation (“Xerox”) and HP Inc. (“HP”), including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any definitive agreement will be materially different from those proposed; uncertainties as to whether HP will cooperate with Xerox regarding the proposed transaction; the ultimate result should Xerox determine to commence a proxy contest for election of directors to HP’s board of directors; Xerox’s ability to consummate the proposed transaction with HP; the conditions to the completion of the proposed transaction, including the receipt of any required shareholder approvals and any required regulatory approvals; Xerox’s ability to finance the proposed transaction with HP; Xerox’s indebtedness, including the substantial indebtedness Xerox expects to incur in connection with the proposed transaction with HP and the need to generate sufficient cash flows to service and repay such debt; the possibility that Xerox may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate HP’s operations with those of Xerox; that such integration may be more difficult, time-consuming or costly than expected; that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the proposed transaction or the public announcement of the proposed transaction; the retention of certain key employees may be difficult; and general economic conditions that are less favorable than expected. Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Corporation's 2018 Annual Report on Form 10-K, as well as in Xerox Corporation's and Xerox Holdings Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the fourth quarter 2019 presentation slides available at www.xerox.com/investor.
These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures

•	Net Income and Earnings per share (EPS)

•	Effective Tax Rate

The above measures were adjusted for the following items:

•
Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.

•
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•
Transaction and related costs, net: Transaction and related costs, net are expenses incurred in connection with i) our announced proposal to acquire HP Inc. and ii) our planned transaction with Fuji, which was terminated in May 2018, inclusive of costs related to litigation resulting from the terminated transaction and other shareholder actions. The costs are primarily for third-party legal, accounting, consulting and other similar type professional services as well as potential legal settlements. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.

•
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

•	Other discrete, unusual or infrequent items: We excluded the following items given their discrete, unusual or infrequent nature and their impact on our results for the period.

◦	Contract termination costs - IT services.

◦	Impacts associated with the Tax Cuts and Jobs Act (the "Tax Act") enacted in December 2017.
We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.
Adjusted Operating Income/Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax income and margin amounts. In addition to the costs and expenses noted as adjustments for our Adjusted Earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Summary:
Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation

	Three Months Ended December 31,				Year Ended December 31,
	2019		2018		2019		2018
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS	Net Income	EPS	Net Income	EPS
Reported(1)	$266	$1.17	$91	$0.37	$648	$2.78	$306	$1.16
Adjustments:
Restructuring and related costs	53		67		229		157
Amortization of intangible assets	10		12		45		48
Transaction and related costs, net	4		5		12		68
Non-service retirement-related costs	(3)		67		18		150
Contract termination costs - IT services	(4)		43		(12)		43
Income tax on adjustments(2)	(22)		(48)		(77)		(116)
Tax Act	(4)		(6)		(35)		89
Adjusted	$300	$1.33	$231	$0.94	$828	$3.55	$745	$2.88
Dividends on preferred stock used in adjusted EPS calculation(3)		—		—		—		—
Weighted average shares for adjusted EPS(3)		227		246		233		258
Fully diluted shares at end of period(4)		224
____________________________

(1)	Net income and EPS from continuing operations attributable to Xerox Holdings.

(2)	Refer to Effective Tax Rate reconciliation.
(3) For those periods that exclude the preferred stock dividend, the average shares for the calculations of diluted EPS include 7 million shares associated with our Series A convertible preferred stock, as applicable.
(4) Represents common shares outstanding at December 31, 2019 as well as shares associated with our Series A convertible preferred stock plus potential dilutive common shares as used for the calculation of diluted earnings per share for the fourth quarter 2019.

Effective Tax Rate reconciliation

	Three Months Ended December 31, 2019			Three Months Ended December 31, 2018
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$336	$73	21.7%	$124	$34	27.4%
Non-GAAP Adjustments(2)	60	22		194	48
Tax Act	—	4		—	6
Adjusted(3)	$396	$99	25.0%	$318	$88	27.7%

	Year Ended December 31, 2019			Year Ended December 31, 2018
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$822	$179	21.8%	$549	$247	45.0%
Non-GAAP Adjustments(2)	292	77		466	116
Tax Act	—	35		—	(89)
Adjusted(3)	$1,114	$291	26.1%	$1,015	$274	27.0%
____________________________

(1) Pre-tax income and income tax expense from continuing operations.
(2) Refer to Net Income and EPS reconciliation for details.
(3) The tax impact on Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation

	Three Months Ended December 31, 2019			Three Months Ended December 31, 2018
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$336	$2,444	13.7%	$124	$2,498	5.0%
Adjustments:
Restructuring and related costs	53			67
Amortization of intangible assets	10			12
Transaction and related costs, net	4			5
Other expenses, net	8			144
Adjusted	$411	$2,444	16.8%	$352	$2,498	14.1%

	Year Ended December 31, 2019			Year Ended December 31, 2018
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$822	$9,066	9.1%	$549	$9,662	5.7%
Adjustments:
Restructuring and related costs	229			157
Amortization of intangible assets	45			48
Transaction and related costs, net	12			68
Other expenses, net	84			271
Adjusted	$1,192	$9,066	13.1%	$1,093	$9,662	11.3%
____________________________

(1)	Pre-Tax Income and revenue from continuing operations.

Free Cash Flow reconciliation

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
Reported(1)	$398	$384	$1,244	$1,082
Capital Expenditures	(17)	(17)	(65)	(90)
Free Cash Flow	$381	$367	$1,179	$992
____________________________

(1)	Net cash provided by operating activities from continuing operations.

Guidance
Earnings per Share

	FY 2020
(in millions, except per share amounts)	Net Income	EPS
Estimated(1)	$625	~ $2.80 - $2.90
Adjustments:
Restructuring and related costs	175
Amortization of intangible assets	35
Non-service retirement-related costs	35
Income tax on adjustments	(70)
Adjusted	$800	~ $3.60 - $3.70

Estimated Full Year 2020 weighted average shares for GAAP and adjusted EPS	220
____________________________

(1)	Net Income and EPS from continuing operations attributable to Xerox Holdings.

Operating Income / Margin

	FY 2020
(in millions)	Profit	Revenue(2)	Margin
Estimated(1)	$845	$8,625	~ 10%
Adjustments:
Restructuring and related costs	175
Amortization of intangible assets	35
Non-service retirement-related costs	35
Other expenses, net	40
Adjusted	$1,130	$8,625	~ 13%
____________________________

(1)	Pre-Tax Income and revenue from continuing operations.

(2)
Full year 2020 revenue reflects an estimated revenue decline at actual currency of approximately 4.9% from FY 2019, or a decline of approximately 4% excluding the impact of the upfront OEM license fee of $77M in 2019. Impact from translation currency is de minimis.

Free Cash Flow

(in millions)	FY 2020
Operating Cash Flow(1)	~ $1,300
Less: capital expenditures	(100)
Free Cash Flow	~ $1,200
____________________________

(1)	Net cash provided by operating activities from continuing operations.

APPENDIX I
Xerox Holdings Corporation
Earnings per Common Share

(in millions, except per-share data, shares in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Basic Earnings per Share:
Net Income from continuing operations attributable to Xerox Holdings	$266	$91	$648	$306
Accrued dividends on preferred stock	(3)	(3)	(14)	(14)
Adjusted net income from continuing operations available to common shareholders	$263	$88	$634	$292
Net income from discontinued operations attributable to Xerox Holdings, net of tax	552	46	705	55
Adjusted net income available to common shareholders	$815	$134	$1,339	$347
Weighted average common shares outstanding	215,499	236,190	221,969	248,707

Basic Earnings per Share:
Continuing operations	$1.22	$0.37	$2.86	$1.17
Discontinued operations	2.56	0.19	3.17	0.23
Basic Earnings per Share	$3.78	$0.56	$6.03	$1.40

Diluted Earnings per Share:
Net Income from continuing operations attributable to Xerox Holdings	$266	$91	$648	$306
Accrued dividends on preferred stock	—	(3)	—	(14)
Adjusted net income from continuing operations available to common shareholders	$266	$88	$648	$292
Net income from discontinued operations attributable to Xerox Holdings, net of tax	552	46	705	55
Adjusted net income available to common shareholders	$818	$134	$1,353	$347
Weighted average common shares outstanding	215,499	236,190	221,969	248,707
Common shares issuable with respect to:
Stock Options	111	—	55	—
Restricted stock and performance shares	4,326	3,188	4,403	2,953
Convertible preferred stock	6,742	—	6,742	—
Adjusted weighted average common shares outstanding	226,678	239,378	233,169	251,660
				—
Diluted Earnings per Share:
Continuing operations	$1.17	$0.37	$2.78	$1.16
Discontinued operations	2.44	0.19	3.02	0.22
Diluted Earnings per Share	$3.61	$0.56	$5.80	$1.38

The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	750	1,022	805	1,022
Restricted stock and performance shares	1,350	2,833	1,272	3,068
Convertible preferred stock	—	6,742	—	6,742
Total Anti-Dilutive Securities	2,100	10,597	2,077	10,832

Dividends per Common Share	$0.25	$0.25	$1.00	$1.00

APPENDIX II
Xerox Holdings Corporation
Geographic Sales Channels and Product/Offering Definitions

Our business is aligned to a geographic focus and is primarily organized on the basis of go-to-market sales channels, which are structured to serve a range of customers for our products and services. In 2019 we changed our geographic structure to create a more streamlined, flatter and more effective organization, as follows:

•	Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, and Central and South America.

•	EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.

•	Other, primarily includes sales to and royalties from Fuji Xerox, and our licensing revenue.

Our products and offerings include:

•	“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.

•
“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.

•
“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.

•
Xerox Services, formerly known as Managed Document Services (MDS), which includes solutions and services that span from managing print to automating processes to managing content. Our primary offerings are Intelligent Workplace Services (IWS), which is our rebranded Managed Print Services, as well as Digital and Cloud Print Services (including centralized print services). Xerox Services also includes Communication and Marketing Solutions that were previously excluded from our former MDS definition.

APPENDIX III
Change in Presentation

During first quarter 2019, we realigned portions of our business to support our new revenue strategy. This realignment included the combination and consolidation of certain sales units to better service customers consistently across the company. In connection with that realignment, we changed the classification of revenues and those related costs from certain service arrangements to consistently conform the presentation of those amounts among our various business units. Prior year amounts were also revised as follows to conform with the 2019 presentation. The revised presentation does not impact total revenues, total expenses or net income.

	Three Months Ended December 31, 2018
	As Reported(1)	Change	As Revised
Sales	$1,044	$(86)	$958
Services, maintenance and rentals	1,390	86	1,476

Cost of sales	$639	$(26)	$613
Cost of services, maintenance and rentals	829	26	855
________________________

(1)	Sales and Cost of sales from continuing operations.